Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-12073, 333-118495, and 333-123469) and in the Registration Statements on Form S-8 (Nos. 333-48611, 333-68407, 333-95033, 333-102327, 333-124764, and 333-130304) of Nu Skin Enterprises, Inc. of our report dated March 16, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Salt Lake City, UT
March
16, 2006